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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 13, 2005

Atlantic Express Transportation Corp.
(Exact Name of Registrant as Specified in Charter)

New York (State or Other Jurisdiction of Incorporation)	4151 (Primary Standard Industrial Classification Code Number)	13-392-4567 (IRS Employer Identification No.)
7 North Street Staten Island, New York 10302-1205 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (718) 556-8079

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

        Please note that Atlantic Express Transportation Corp. (the "Company") is not a public reporting company and is submitting this Current Report in order to comply with a reporting obligation under an indenture governing its debt securities.

        The Company believes that this report contains forward-looking statements within the meaning of the federal securities laws and as such involves known and unknown risks and uncertainties. These statements may use forward-looking words such as "anticipate", "estimate", "expect", "will" or other similar words. These statements discuss future expectations or contain projections of future events. Actual results may differ materially from those expressed or implied by the forward-looking statements for various reasons, including general economic conditions, reliance on suppliers, labor relations and other factors, many of which are beyond the Company's control. Readers are cautioned not to place undue reliance on such forward-looking statements.

Item 8.01. Other Events

        The Company is providing the following discussion and analysis of its results of operations and financial condition as of and for the three and nine month fiscal quarters ended March 31, 2005.

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

        Revenues.    Revenues from school bus operations were $92.8 million for the three months ended March 31, 2005 compared to $94.3 million for the three months ended March 31, 2004, a decrease of $1.5 million or 1.6%. This decrease was due to $4.3 million in lost contracts and a decrease in service requirements of existing contracts of $1.2 million, primarily due to less revenue days, partially offset by $3.8 million in price increases from existing contracts and $0.2 million in new contracts.

        Revenues from paratransit and transit operations were $9.8 million for the three months ended March 31, 2005 compared to $10.4 million for the three months ended March 31, 2004, a decrease of $0.6 million or 5.4%. This decrease was primarily due to $1.2 million in lost contracts, partially offset by $0.6 million of price increases and increases in service requirements from existing contracts.

        Cost of Operations.    Cost of operations of school bus operations were $84.7 million for the three months ended March 31, 2005 compared to $82.6 million for the three months ended March 31, 2004, an increase of $2.1 million or 2.5%. The increase was primarily due to employee fringe benefits which increased $1.8 million due to higher union health benefit costs and higher unemployment tax rates. Fuel expense, due to the higher fuel prices, increased $0.8 million and vehicle lease expense increased $0.5 million for the three months ended March 31, 2005 compared to the three months ended March 31, 2004. These increases were partially offset by a decrease in salaries and wages of $1.0 million, due primarily to decreased revenue and lower maintenance wages for the three months ended March 31, 2005. As a percentage of revenues, employee fringe benefits increased to 22.0% for the three months ended March 31, 2005 from 19.7% for the three months ended March 31, 2004. As a percentage of revenues, wages decreased to 50.4% for the three months ended March 31, 2005 from 50.7% for the three months ended March 31, 2004.

        Cost of operations of paratransit and transit operations were $8.7 million for the three months ended March 31, 2005 compared to $8.8 million for the three months ended March 31, 2004, a decrease of $0.1 million or 0.6%. This decrease was due to lower fuel expense of $0.2 million for the three months ended March 31, 2005 compared to the three months ended March 31, 2004, due to a customer providing its own fuel effective January 4, 2005 and less usage from less revenue, partially offset by an increase in maintenance costs of $0.1 million. As a percentage of revenues, wages increased to 52.9% for the three months ended March 31, 2005 from 50.2% for the three months ended March 31, 2004.

        General and administrative expense.    General and administrative expenses from school bus operations were $3.7 million for the three months ended March 31, 2005 and March 31, 2004. As a percentage of school bus operations revenues, general and administrative expenses was 3.9% and 4.0% for the three months ended March 31, 2005 and March 31, 2004, respectively.

        General and administrative expenses from paratransit and transit operations were $0.6 million for the three months ended March 31, 2005 and March 31, 2004. As a percentage of paratransit and transit operations revenues, general and administrative expenses decreased to 5.7% for the three months ended March 31, 2005 from 6.2% for the three months ended March 31, 2004.

        Depreciation and amortization.    Depreciation and amortization expense from school bus operations was $5.7 million for the three months ended March 31, 2005 compared to $5.8 million for the three months ended March 31, 2004, a decrease of $0.1 million. An impairment charge of $5.5 million was taken against transportation rights in June 2004 to adjust the value of these rights to fair value, which resulted in decreased amortization expense for transportation contract rights for the three months ended March 31, 2005.

        Depreciation and amortization expense from paratransit and transit operations was $0.5 million for the three months ended March 31, 2005 compared to $0.6 million for the three months ended March 31, 2004, a decrease of $0.1 million, primarily due to lower depreciation expense in the March 2005 period as some of the equipment is now fully depreciated.

        Income from operations.    Operating loss from school bus operations was $1.2 million for the three months ended March 31, 2005 compared to operating income of $2.1 million for the three months ended March 31, 2004, a decrease of $3.3 million or 154.8%, due to the net effect of the items discussed above.

        Operating income from paratransit and transit operations was minimal for the three months ended March 31, 2005 compared to $0.3 million for the three months ended March 31, 2004, a decrease of $0.3 million or 98.2%, due to the net effect of the items discussed above.

        Interest expense.    Interest expense from continuing operations was $6.1 million for the three months ended March 31, 2005 compared to $3.8 million for the three months ended March 31, 2004, an increase of $2.3 million or 61.6%. The increase was primarily due to $4.0 million in interest on the Company's $115.0 million in aggregate principal amount on the Company's senior secured notes due 2008, which were issued in April 2004, and an increase in deferred financing expense of $0.3 million. These increases were partially offset by a reduction of $1.9 million in interest on the Company's exit financing senior secured notes for the three months ended March 31, 2004 that was fully paid in April 2004, and a $0.4 million reduction in interest on the Company's senior credit facility, due to lower average borrowing balances.

        Reorganization costs.    On August 16, 2002, Atlantic Express Transportation Group, Inc. ("AETG"), the Company and most of its wholly-owned subsidiaries (the "Debtors") filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court (the "Bankruptcy Court"). The Bankruptcy Court confirmed the Debtors' plan of reorganization on September 4, 2003 and it became effective on December 24, 2003. Reorganization expenses were $0.1 million for the three months ended March 31, 2005 compared to $0.7 million for the three months ended March 31, 2004, a decrease of $0.6 million. The expenses in the prior year period were primarily from fees of both the Company's and its creditors' restructuring advisors and legal counsel.

        Loss before provision for income taxes and discontinued operations.    Due to the net effect of the items discussed above, the Company experienced a loss before provision for income taxes and discontinued operations of $7.4 million for the three months ended March 31, 2005 compared to a loss of $2.1 million for the three months ended March 31, 2004, an increase in loss of $5.3 million.

        Income (loss) from discontinued operations.    The Company experienced a minimal loss from discontinued operations for the three months ended March 31, 2005 compared to income from discontinued operations of $0.1 million for the three months ended March 31, 2004, an increase in loss of $0.1 million.

Nine Months Ended March 31, 2005 Compared to Nine Months Ended March 31, 2004

        Revenues.    Revenues from school bus operations were $227.4 million for the nine months ended March 31, 2005 compared to $233.7 million for the nine months ended March 31, 2003, a decrease of $6.2 million or 2.7%. This decrease was due to the net effect of lost contracts of $10.5 million, primarily the contract with the St. Louis Board of Education, and a $4.3 million decrease in service requirements in existing contracts due primarily to four less revenue days in New York City through March 31, 2005. The Company expects, according to the latest New York City Department of Education, or DOE, school calendar, that three of these revenue days will be made up by the end of the school year in June 2005. These decreases were partially offset by $8.6 million of price increases of existing contracts and $0.4 million in new contracts.

        Revenues from paratransit and transit operations were $32.8 million for the nine months ended March 31, 2005 compared to $31.4 million for the nine months ended March 31, 2004, an increase of $1.4 million or 4.5%. This increase was primarily due to $3.2 million of price increases and increases in service requirements from existing contracts, partially offset by $1.8 million of lost contracts.

        Cost of Operations.    Cost of operations of school bus operations increased to $213.4 million for the nine months ended March 31, 2005 compared to $208.9 million for the nine months ended March 31, 2004, an increase of $4.5 million or 2.1%. This increase was primarily due to employee fringe benefits, which increased $3.5 million because of increases in unemployment tax rates and union health benefit costs. Fuel costs increased by $2.7 million due to higher fuel prices and vehicle lease expense increased $1.1 million for the nine months ended March 31, 2005 compared to the nine months ended March 31, 2004. These increases were partially offset by (1) decreases in vehicle insurance of $0.9 million, resulting from a better loss experience, and (2) decreases in salaries and wages from school bus operations of $1.4 million, due primarily to decreased revenue and lower maintenance wages due to less refurbishment of buses in the summer months. As a percentage of revenues, employee fringe benefits increased to 19.7% for the nine months ended March 31, 2005 from 17.7% for the nine months ended March 31, 2004. As a percentage of revenues, wages increased to 44.0% for the nine months ended March 31, 2005 from 43.4% for the nine months ended March 31, 2004.

        Cost of operations of paratransit and transit operations increased to $28.9 million for the nine months ended March 31, 2005 compared to $26.7 million for the nine months ended March 31, 2004, an increase of $2.1 million or 8.0.%. This increase was primarily due to $1.7 million increase in labor costs and a $0.3 million increase in the cost of fuel due to higher fuel prices. As a percentage of revenues labor costs increased to 51.4% for the nine months ended March 31, 2005 from 49.2% for the nine months ended March 31, 2004.

        General and administrative expense.    General and administrative expenses from school bus operations decreased to $10.8 million for the nine months ended March 31, 2005 compared to $11.4 million for the nine months ended March 31, 2004, a decrease of $0.7 million, or 5.8%. This decrease was primarily due to reductions in administrative payroll and fringe benefits of $0.7 million. As a percentage of school bus operations revenues, general and administrative expenses decreased to

4.7% for the nine months ended March 31, 2005 from 4.9% for the nine months ended and March 31, 2004.

        General and administrative expenses from paratransit and transit operations decreased by $0.1 million, primarily due to lower payroll and fringe benefit costs, to $1.8 million for the nine months ended March 31, 2005 from $1.9 million for the nine months ended March 31, 2004. As a percentage of paratransit and transit operations revenues, general and administrative expenses decreased to 5.6% for the nine months ended March 31, 2005 from 6.2% for the nine months ended March 31, 2004.

        Depreciation and amortization.    Depreciation and amortization expense from school bus operations was $16.9 million for the nine months ended March 31, 2005 compared to $17.4 million for the nine months ended March 31, 2004, a decrease of $0.5 million or 3.1%. An impairment charge of $5.5 million was taken against transportation rights in June 2004 to adjust the value of these rights to fair value, which resulted in decreased amortization expense for transportation contract rights for the nine months ended March 31, 2005.

        Depreciation and amortization expense from paratransit and transit operations was $1.5 million for the nine months ended March 31, 2005 compared to $1.8 million for the nine months ended March 31, 2004, a decrease of $0.3 million, primarily due to lower depreciation expense in the March 2005 period as some of the equipment is now fully depreciated.

        Loss from operations.    Operating loss from school bus operations was $13.6 million for the nine months ended March 31, 2005 compared to $4.1 million for the nine months ended March 31, 2004, an increase in loss of $9.5 million or 233.6%, due to the net effect of the items discussed above.

        Operating income from paratransit and transit operations was $0.6 million for the nine months ended March 31, 2005 compared to $1.0 million for the nine months ended March 31, 2004, a decrease of $0.4 million or 36.3%, due to the net effect of the items discussed above.

        Interest expense.    Interest expense from continuing operations was $16.7 million for the nine months ended March 31, 2005 compared to $10.7 million for the nine months ended March 31, 2004, an increase of $6.0 million or 56.4%. The increase was primarily due to $11.2 million in interest expense on $115.0 million in aggregate principal amount of the Company's senior secured notes due 2008, which were issued in April 2004, and a $0.5 million increase due to interest due on the GSC note. These increases were partially offset by a reduction of $1.9 million in interest on the Company's exit financing senior secured notes for the nine months ended March 31, 2004 that was fully paid in April 2004, a $2.8 million reduction in interest expense on the Company's senior credit facility, due to a lower average borrowing balances, and a $0.9 million decrease in deferred financing expenses. Interest expense excludes certain contractual interest of $6.5 million for the nine months ended March 31, 2004, as those amounts were not recorded as interest expense in accordance with the AICPA's Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code.

        Reorganization costs.    On August 16, 2002, the Debtors filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court. The Bankruptcy Court confirmed the Debtors' plan of reorganization on September 4, 2003 and it became effective on December 24, 2003. During the nine months ended March 31, 2004, the Company incurred $11.2 million of reorganization costs in connection with its Chapter 11 bankruptcy case, consisting primarily of fees for its restructuring advisors and legal counsel, $3.0 million in net success fees to its creditors' restructuring advisors plus $1.1 million in restructuring bonuses to its management. For the nine months ended March 31, 2005, reorganization costs decreased by $10.4 million to $0.8 million, which $0.8 million consisted primarily of U.S. Trustee fees.

        Forgiveness of indebtedness income.    As a result of the Debtors' plan of reorganization becoming effective, the Bankruptcy Court discharged secured and unsecured debt, trade and other miscellaneous claims and accrued interest, which resulted in the Company's recognition of $101.5 million of forgiveness of indebtedness income from continuing operations. The holders of the Company's 10 3/4% senior secured notes due 2004 and the holder of an $8.2 million supplemental bank loan were given a one-time payment of $0.5 million and 100% of the capital stock of AETG in exchange for these debts.

        Income (loss) before provision for income taxes and discontinued operations.    Due to the net effect of the items discussed above, the Company experienced a loss before provision for income taxes and discontinued operations of $31.1 million for the nine months ended March 31, 2005 compared to income before provision for income taxes and discontinued operations of $76.4 million for the nine months ended March 31, 2004, which after excluding $101.5 million of forgiveness of indebtedness income would have resulted in a loss of $25.1 million for the nine months ended March 31, 2004, an increase in loss of $6.0 million.

        Loss from discontinued operations.    The Company experienced a loss from discontinued operations of $0.2 million for the nine months ended March 31, 2005 and for the nine months ended March 31, 2004. The loss from discontinued operations included $1.4 million of forgiveness of indebtedness income for the nine months ended March 31, 2004.

Liquidity and Capital Resources

        The Company's plan of reorganization was confirmed on September 4, 2003 and became effective on December 24, 2003. As part of the exit financing, many of the reorganized debtors entered into an Amended and Restated Loan and Security Agreement for a maximum of $100.0 million in revolving loans, letter of credit accommodations and vehicle acquisition loans, and issued $45.0 million in aggregate principal amount of exit financing senior secured notes.

        The Company's $105.0 million of 12% Senior Secured Notes due 2008 (the "Senior Secured Notes") and $10.0 million of Senior Secured Floating Rate Notes due 2008 (the "Floating Rate Notes" and, together with the Senior Secured Notes, the "Notes") were required to be registered with the Securities and Exchange Commission (the "SEC") by October 19, 2004. Since they were not registered by that date, the Company is required to pay liquidated damages of approximately $5,530 per week for 90 days, $11,060 per week for the next 90 days, $16,590 per week for the following 90 days and $22,120 per week thereafter until such registration is effective. On April 15, 2005, the Company made a payment of approximately $209,000 for these liquidated damages.

        The indenture governing the Notes provides for optional redemption, a repurchase provision upon the existence of excess cash flow, as defined therein, and contains covenants typical of such Arrangements, including, before the amendment described herein, a covenant requiring the maintenance of a minimum trailing twelve months EBITDA of $23.0 million determined quarterly.

        Concurrently with the issuance of the Notes, the Company entered into a senior credit facility with Congress Financial Corporation ("Congress"), a predecessor of Wachovia Bank, National Association ("Wachovia"), with up to $20.0 million of borrowing availability under a revolving credit facility, subject to customary borrowing conditions and covenants, including, before the amendment described herein, a covenant requiring the maintenance of a minimum trailing twelve months EBITDA, as defined therein (which definition is substantially the same as that of the indenture), of $23.0 million determined monthly. The Company's senior credit facility also provides for up to $10.0 million in a letter of credit facility. In addition, the Company's GSC Note contains a similar EBITDA maintenance covenant.

        As of September 30, 2004 and through November 30, 2004, the Company was in default of its monthly last twelve months ("LTM") EBITDA maintenance covenant under its senior credit facility and was also in default with its September 30, 2004 and December 31, 2004 quarterly LTM EBITDA maintenance covenant under the indenture governing the Notes. The Company's EBITDA was $21.9 million, $20.5 million, $19.8 million and $18.1 million for the four LTM periods from September 2004 to December 2004, respectively. In addition, the Company was in default under the indenture for failing to file quarterly financial information on a timely basis and for failing to comply with the "Compliance Certificate; Notice of Default" covenant.

        The primary reasons for the reduced EBITDA were four less revenue days in New York City (with three less payroll days) for the six months ended December 31, 2004 compared to the six months ended December 31, 2003, and higher fuel costs and health and welfare costs. Fuel costs were approximately

$1.8 million higher than the comparable period last year due to increased fuel prices. Health and welfare and fringe benefit costs increased approximately $1.7 million, which included surcharges due under the Company's union contracts, which accounted for $0.7 million of the increase.

        On January 5, 2005, the Company received a waiver from Wachovia of the EBITDA maintenance covenant under its senior credit facility for the period from September 30, 2004 through November 30, 2004 and amended the senior credit facility to increase the administrative reserve, as defined in the senior credit facility, from $1.0 million to $1.5 million. On March 3, 2005 and April 15, 2005, the senior credit facility was amended again to reduce the EBITDA maintenance covenant to $13.0 million for the LTM periods ending December 31, 2004 through September 30, 2005, $16.0 million for the LTM periods ending October 31, 2005 through November 30, 2005, $19.5 million for the LTM periods ending December 31, 2005 through February 28, 2006 and $23.0 million for the LTM period ending March 31, 2006 and thereafter. In addition, the senior credit facility was amended to approve the issuance of $15.0 million of additional indebtedness.

        Effective March 3, 2005, the Company also received a similar waiver for the EBITDA maintenance covenant and a similar amendment reducing the EBITDA maintenance covenant from GSC for the GSC Note, as described above.

        On February 23, 2005, the Company received and accepted consents from the holders of a majority of the outstanding principal amount of the Notes, whereby the holders consented to waivers and amendments to the indenture governing the Notes, which in substance (1) permitted the Company to borrow up to $15.0 million (plus the principal amount of new PIK notes issued in connection therewith) of additional indebtedness, (2) amended the indenture to modify the "Maintenance of Consolidated EBITDA" covenant (the "EBITDA Covenant") so that it would not apply until the LTM period ending March 31, 2006 and to provide for a $4.0 million increase in the required minimum consolidated EBITDA in each of the next three quarters until December 31, 2006 after which the required minimum consolidated EBITDA will remain at $35.0 million until the maturity of the Notes, and (3) waived the Company's failure to comply with the existing EBITDA Covenant and failure to file various certificates and notices to the trustee required by the indenture.

        On March 3, 2005, concurrently with the execution of the supplemental indenture to the indenture governing the Notes, the Company issued $15.0 million of third priority senior secured notes due 2008 (the "Additional Indebtedness"). The Additional Indebtedness was issued with warrants to acquire 40,752 shares, which is 5% of the Company's common stock (the "Additional Warrants"). $0.9 million of the purchase price was allocated to the Additional Warrants, on a preliminary basis, based upon a valuation determination prepared by an independent financial institution, the same methodology used for the warrants issued with the Notes. The original issue discount will be amortized over the life of the Additional Indebtedness. In connection with the offering of the Additional Indebtedness, the Company incurred $2.5 million of transaction costs. Interest on the Additional Indebtedness is 10% per annum in cash and PIK interest of 1.0% per annum, payable semi-annually in arrears on April 15 and October 15, which commenced on April 15, 2005. The Additional Indebtedness is secured by a third priority lien on all of the Company's and its subsidiaries' real property and a third priority lien on those assets that secure the Company's and its subsidiaries' senior credit facility on a first priority basis. Although the Additional Indebtedness is not and will not be registered with the SEC, the Additional Warrants have registration rights.

        Based upon the Company's internal unaudited financial statements of December 2004, January 2005, February 2005 and March 2005, the Company's monthly LTM EBITDA, as defined in its senior credit facility, was $18.1 million, $18.7 million, $17.2 million and $14.3 million, respectively, and it is now in compliance with the EBITDA maintenance covenant under the senior credit facility. As a result of the consent solicitation described above, the EBITDA Covenant governing the Notes will not apply until March 31, 2006. Failure to comply with the covenants contained in the Company's indenture, senior credit facility or Additional Indebtedness could result in an event of default, which could permit acceleration of the related debt. The Company believes that it will be able to comply with the EBITDA maintenance covenant under both its senior credit facility and indenture for the next year.

        The Company consumes substantial quantities of fuel for its operations. Based on its current operations, an increase in fuel costs of ten cents per gallon will increase the Company's cost of fuel purchased by approximately $1.0 million on an annual basis.

        Capital expenditures from continuing operations for the nine months ended March 31, 2005 and 2004 totaled $4.9 million and $16.7 million, respectively.

        Contracts with the Company's largest customer, the DOE, expire June 30, 2005 and the Company has been negotiating with the DOE to extend those contracts. While the Company believes it has reached tentative agreement with the DOE which will provide extensions with increases which the Company believes are fair, a failure to extend those contracts at rates acceptable to the Company will have a material adverse effect on future operations.

        On April 15, 2005, the Company entered into two agreements to sell two of its facilities. The first agreement, which closed on April 21, 2005 was for a gross purchase price of $4.5 million and the leaseback of the same property for a period of approximately twenty years. The triple net lease calls for monthly payments of $36,167 with annual increments of approximately 2%. The second agreement, which has not closed, but is expected to close in May 2005, is for a gross purchase price of $5.0 million and the leaseback of the same property for a period of approximately ten years. The triple net lease will call for monthly payments of $39,583 with annual increments of 2.5%. The indenture governing the Notes limits, but does not prohibit, the Company from selling assets, including assets constituting collateral securing the Notes. These transactions will be made in compliance with the asset sale covenant of the indenture governing the Notes.

        As of March 31, 2005, total debt and shareholder's equity were $166.7 million and $35.9 million, respectively. On March 31, 2005, the Company's debt under the senior credit facility was $20.0 million (including a $3.5 million supplemental loan) and the Company had no borrowing availability, based upon its borrowing base calculations.

        Net cash provided by (used in) operating activities.    Net cash used in operating activities was $12.1 million for the nine months ended March 31, 2005, resulting primarily from a use of cash due to changes in the components of working capital of $0.7 million and $31.4 million used in operating activities, partially offset by $21.9 million of depreciation, amortization and other non-cash items.

        Net cash provided by operating activities was $12.8 million for the nine months ended March 31, 2004, primarily due to cash of $20.4 million resulting from changes in the components of working capital ($22.3 million of which was from increases in accounts payable, accrued expenses, other current liabilities and accrued compensation), plus $22.4 million of non-cash items of depreciation and amortization, partially offset by $14.0 million used in operating activities.

        Net cash provided by (used in) investing activities.    For the nine months ended March 31, 2005, the Company made $4.9 million of capital expenditures. Of these, $1.1 million of capital expenditures were directly financed with capital leases and the balance of capital expenditures were financed from operating cash flows. For the nine months ended March 31, 2004, the Company made $16.7 million of capital expenditures, including $5.4 million for vehicle capital expenditures relating to additional routes received from the DOE. Of these, $7.5 million were directly financed with capital leases and the balance was financed from operating cash flows.

        Net cash provided by (used) in financing activities.    Net cash provided by financing activities totaled $20.0 million for the nine months ended March 31, 2005 due to $15.0 million of new borrowings from the Additional Indebtedness, $4.9 million of new borrowings from a senior unsecured note and $5.7 million net borrowings under the senior credit facility. These were partially offset by $2.2 million in payments on borrowings under capital leases and purchase money mortgages and $3.4 million in deferred financing costs. Net cash used in financing activities totaled $6.4 million for the nine months ended March 31, 2004 due to (1) $31.8 million in net payments under the revolving line of credit, (2) $10.0 million repayment of the GSC debtor-in-possession ("DIP") loan, (3) $6.7 million in new deferred financing costs, and (4) $2.9 million in payments on borrowings under capital leases and purchase money mortgages, partially offset by $45.0 million of new borrowing under the senior secured notes due 2006.

Item 9.01.    Financial Statements and Exhibits

Atlantic Express Transportation Corp. and Subsidiaries
Consolidated Balance Sheets

	March 31, 2005	June 30, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,872,760	$3,741,683
Restricted cash and cash equivalents	—	1,110,516
Accounts receivable, net of allowance for doubtful accounts of $1,681,000 and $1,335,000, respectively	52,976,341	46,971,018
Inventories	2,958,376	2,799,736
Assets of discontinued operations	—	1,550,000
Prepaid insurance	30,573,350	19,615,906
Prepaid expenses and other current assets	3,620,295	2,626,106

Total current assets	98,001,122	78,414,965
Property, plant and equipment, at cost, less accumulated depreciation	135,640,957	149,077,523
Other assets:
Restricted cash and cash equivalents	5,476,908	4,910,810
Restricted marketable securities	4,216,333	4,568,224
Transportation contract rights, net	4,830,300	5,611,437
Deferred financing costs, net	10,243,470	8,936,791
Deposits and other non-current assets	5,158,807	4,810,689

Total other assets	29,925,818	28,837,951

	$263,567,897	$256,330,439

Liabilities and shareholder's equity
Current liabilities:
Current portion of long-term debt	$25,601,804	$16,375,354
Current portion of capital lease obligations	1,321,373	1,078,776
Insurance financing payable	5,795,703	3,809,504
Controlled disbursements account—checks issued not funded	1,456,292	2,585,159
Accounts payable, accrued expenses and other current liabilities	27,372,459	24,296,645
Accrued compensation	8,606,305	4,895,246
Current portion of insurance reserves	2,985,684	3,460,000
Accrued interest	7,517,986	3,122,944
Payable to creditors under the plan of reorganization	1,172,802	1,513,080

Total current liabilities	81,830,408	61,136,708
Long-term debt, net of current portion	134,312,979	116,253,926
Capital lease obligations, net of current portion	5,488,305	5,332,901
Insurance reserves, net of current portion and other long-term liabilities	—	966,076
Deferred state and local income taxes	922,000	922,000
Payable to creditors under the plan of reorganization, net of current portion	5,094,170	5,238,336
Commitments and contingencies
Shareholder's equity:
Common stock, par value $.01 per share, authorized shares 1,303,200; issued and outstanding 651,600	6,516	6,516
Additional paid-in capital	110,042,001	109,142,001
Accumulated deficit	(74,115,176)	(42,629,517)
Accumulated other comprehensive loss	(13,306)	(38,508)

Total shareholder's equity	35,920,035	66,480,492

	$263,567,897	$256,330,439

Atlantic Express Transportation Corp. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenues:
School bus operations	$92,813,214	$94,311,867	$227,415,090	$233,639,784
Paratransit and transit operations	9,812,305	10,369,729	32,843,027	31,419,407

Total revenues	102,625,519	104,681,596	260,258,117	265,059,191
Costs and expenses:
Cost of operations—School bus operations	84,665,019	82,608,306	213,373,555	208,891,040
Cost of operations—Paratransit and transit operations	8,746,072	8,798,185	28,850,205	26,710,882
General and administrative	4,220,927	4,394,418	12,606,756	13,362,841
Depreciation and amortization	6,158,708	6,401,110	18,368,405	19,154,456

Total operating costs and expenses	103,790,726	102,202,019	273,198,921	268,119,219

Income (loss) from operations	(1,165,207)	2,479,577	(12,940,804)	(3,060,028)
Other income (expense):
Interest expense (contractual interest of $17,981,851 for the nine months ended March 31, 2004)	(6,120,514)	(3,788,513)	(16,709,926)	(10,685,100)
Reorganization costs	(110,314)	(667,658)	(805,891)	(11,238,241)
Forgiveness of indebtedness income	—	—	—	101,492,510
Other	(24,673)	(113,644)	(612,756)	(81,818)

Income (loss) before provision for income taxes and discontinued operations	(7,420,708)	(2,090,238)	(31,069,377)	76,427,323
Provision for income taxes	(36,000)	(26,200)	(108,000)	(450,600)

Income (loss) before discontinued operations	(7,456,708)	(2,116,438)	(31,177,377)	75,976,723
Income (loss) from discontinued operations	(41,073)	85,999	(208,282)	(246,974)

Net income (loss)	$(7,497,781)	$(2,030,439)	$(31,385,659)	$75,729,749

Atlantic Express Transportation Corp. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended March 31,
	2005	2004
	(unaudited)
Cash flows from operating activities
Net income (loss)	$(31,385,659)	$75,729,749
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Forgiveness of indebtedness income	—	(102,901,289)
Gain on sales of marketable securities and investments	(13,796)	(167,032)
Depreciation	17,511,437	17,758,287
Fixed asset impairment	—	214,193
Amortization	3,016,469	4,596,080
Original issue discount interest	533,355	—
Payment in kind interest expense	—	734,631
Reserve for doubtful accounts receivable	390,000	90,000
Gain on sales of fixed assets	—	(51,752)
Loss on sales of fixed assets	502,885	46,644
Write-off of accounts receivable	(44,270)	—
Deferred state and local income taxes	—	372,000
Decrease (increase) in:
Restricted cash and cash equivalents	1,110,516	(1,036,614)
Accounts receivable	(6,351,053)	(3,882,111)
Inventories	(158,640)	4,742,112
Prepaid expenses and other current assets	(6,901,633)	(2,698,244)
Deposit and other non-current assets	(423,949)	(456,870)
Increase (decrease) in:
Accounts payable, accrued expenses, other current liabilities and accrued compensation	10,708,721	22,342,922
Controlled disbursement account	(1,128,867)	(3,364,575)
Insurance financing payable	1,986,199	3,213,528
Insurance reserve and other long-term liabilities	(1,440,392)	(2,494,650)

Net cash provided by(used in) operating activities	(12,088,677)	12,787,009

Cash flows from investing activities
Additions to property, plant and equipment	(3,749,258)	(9,176,981)
Purchase of transportation contract rights	—	(79,154)
Due to parent	—	(461,688)
Proceeds from sales of fixed assets	287,376	854,963
Increase (decrease) in restricted cash and cash equivalents	(566,098)	741,318
Purchases of marketable securities	(6,983,833)	(1,153,898)
Proceeds from sales or redemptions of marketable securities	7,353,027	1,216,289
Distributions to parent company	(100,000)	—

Net cash used in investing activities	(3,758,786)	(8,059,151)

Atlantic Express Transportation Corp. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended March 31,
	2004	2005
	(unaudited)
Cash flows from financing activities
Proceeds from senior credit facility	5,728,327	—
Payment of GSCP DIP loan	—	(10,000,000)
Proceeds from Senior Secured Notes	—	45,000,000
Payment of revolving line of credit	—	(31,822,409)
Proceeds from GSCP Senior Unsecured Note	4,900,000	—
Proceeds from Third Priority Senior Secured Notes	15,000,000	—
Principal payments on borrowings and capital lease obligations	(2,205,303)	(2,876,168)
Deferred financing	(3,444,484)	(6,660,203)

Net cash provided by (used in) financing activities	19,978,540	(6,358,780)

Net increase (decrease) in cash and cash equivalents	4,131,077	(1,630,922)
Cash and cash equivalents, beginning of year	3,741,683	3,101,088

Cash and cash equivalents, end of period	$7,872,760	$1,470,166

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$9,434,836	$6,540,622

Income taxes	$87,756	$224,827

Supplemental disclosure on noncash financing activities
Original issue discount on Third Priority Senior Secured Notes	$900,000	$—

Capital lease obligations incurred for purchases of vehicles	$1,115,874	$7,529,216

Letter of credit advance for insurance loss fund	$3,500,000	$—

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2005

ATLANTIC EXPRESS TRANSPORTATION CORP.
	By:	/s/ NEIL J. ABITABILO Name: Neil J. Abitabilo Title: Chief Financial Officer

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Atlantic Express Transportation Corp. and Subsidiaries Consolidated Statements of Operations
Atlantic Express Transportation Corp. and Subsidiaries Consolidated Statements of Cash Flows
Atlantic Express Transportation Corp. and Subsidiaries Consolidated Statements of Cash Flows
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